Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 28, 2007, accompanying the consolidated financial statements included in the Annual Report of SMF Energy Corporation on Form 10-K for the year ended June 30, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of SMF Energy Corporation on Forms S-8 (File Nos. 333-79801, 333-61764, 333-113622, and 333-126123) and on Forms S-3 (File Nos. 333-61762, 333-113682, 333-126116, 333-131146, and 333-143577).

/s/ Grant Thornton LLP

Fort Lauderdale, Florida
September 28, 2007